Exhibit 99.1

101 Gateway Centre Parkway Richmond, Virginia 23235 Telephone: (804) 267-8000 Fax: (804) 267-8466 Website: www.landam.com

FOR IMMEDIATE RELEASE:
January 18, 2006	CONTACTS:
	Bob Sullivan	Lloyd Osgood
	SVP - Investor Relations	SVP - Corporate Communications
	Phone 804) 267-8703	Phone (804) 267-8133
	bsullivan@landam.com	losgood@landam.com

LANDAMERICA TO RELOCATE CORPORATE HEADQUARTERS IN RICHMOND, VA

Richmond, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announces it plans to relocate and consolidate its national headquarters and shared resources operations into a larger Richmond campus.  The new LandAmerica corporate campus will initially house over 890 employees and contractors in 297,000 square feet at the Highwoods III, located in the Innsbrook Corporate Center at 5600 Cox Road, Glen Allen, VA. LandAmerica’s existing headquarters building consists of approximately 128,000 square feet of office space.

“Since occupying its current space in 1998, LandAmerica has significantly expanded its business to broaden the depth and breadth of its real estate transactions services offering,” said President and Chief Executive Officer Theodore L. Chandler, Jr. “Our employees in Shared Resources provide a strong foundation of support to 13,225 LandAmerica employees across the United States and in a number of foreign countries who serve our customers through our agency, commercial, residential, and lender services channels.”

In the last few years, LandAmerica’s operating revenue has grown from $1.8 billion for the full year 2000 to $3.4 billion for the full year 2004. LandAmerica has operated in Richmond since 1925 when its subsidiary, Lawyers Title Insurance Corporation, established its headquarters here.

“Our new facility will allow all of our shared resources personnel to work on the same campus,” Chandler continued. “This move will consolidate several leased and owned spaces into one location to allow for more efficient and productive corporate operations. With a history in Richmond that dates back more than 80 years, we believe the Richmond Metro area offers a great environment for the company to continue to grow.”

In connection with this move, LandAmerica intends to sell its existing headquarters building and related assets located at 101 Gateway Centre Parkway, Richmond, VA. Additionally, LandAmerica has an exit strategy for its office leases at 9011 Arboretum Parkway. In accordance with current accounting guidance, the Company will write down the headquarters building and related assets to the fair value less cost to sell. The Company has estimated that the impairment charge from the write down of the building and related assets is approximately $8.0 million, which will be reflected in the Company’s results of operations for the three months ended March 31, 2006. Additionally, the Company expects that the future cash expenditures to exit certain leases related to the sale and relocation of the corporate operations will be approximately $2.9 million.

About LandAmerica Financial Group, Inc.
Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services.  Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America and Europe.
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LandAmerica Financial Group, Inc.

The Company cautions readers that the statements contained herein regarding the Company's future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) the Company's results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) the Company's inability to manage successfully its acquisitions of complementary businesses could adversely affect the Company's business, operating results, and financial condition; (iii) competition in the Company's industry affects its revenue; (iv) significant industry changes and new product and service introductions require timely and cost-effective responses; (v) the Company may not succeed in implementing its strategy of becoming a major provider of real estate transaction management services; (vi) the Company's insurance and banking subsidiaries are subject to government regulation; and (vii) the Company's litigation risks include substantial claims by large classes of claimants. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

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